CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios relating to the financial statements and financial highlights of Sphere 500 Climate Fund, a series of shares of beneficial interest in the Manager Directed Portfolios. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
January 25, 2024